SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (the “Agreement”) is by and between Ronald L. Nelson (the “Executive”) and Avis Budget Group, Inc., a Delaware Corporation (the “Company”).
WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, amended and restated as of April 17, 2014, which terminated on December 31, 2017 (as amended and extended through December 31, 2017, the “Employment Agreement”), provided that certain terms and provisions of the Employment Agreement survived the termination of the Employment Agreement in accordance with the terms thereof;
WHEREAS, the Executive did not stand for reelection as a member of the Board of Directors of the Company (the “Board”) at the Company’s 2018 Annual Meeting of Shareholders;

WHEREAS, the Executive has decided to resign from his employment with the Company effective as of May 23, 2018 (the “Separation Date”); and
WHEREAS, the Company desires to retain the services of the Executive as a consultant following the Separation Date on the terms set forth herein.
NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:
1.Separation. Effective as of the Separation Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his employment with the Company. The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.

2.Accrued Obligations; Survival of Rights and Obligations. Within ten (10) business days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive any base salary earned but unpaid through the Separation Date, plus any unreimbursed business expenses entitled to reimbursement, all in accordance with the Company’s policies. The Executive acknowledges and agrees that payments due to the Executive under this Agreement constitute full and complete satisfaction of any and all amounts due and owing or otherwise payable to the Executive under the Employment Agreement or any severance plan or policy of the Company or its affiliates.

3.Continuation of Health Benefits and Perquisites. The Executive shall be entitled to the continued benefits and perquisites set forth in this Section 3 following the Separation Date, and for the periods of time set forth below.
(a)    For a period of two years following the Separation Date, the Executive shall be entitled to continued access to Company car usage and financial planning expense reimbursement in accordance with Company policy and the Employment Agreement.

(b)    The Executive shall be entitled to (i) continued participation in the Company’s other company car programs, which do not result in any incremental cost to the Company, on the terms and conditions related to such programs, until such time as the Executive’s cars included in such programs as of the Separation Date are sold or otherwise removed from such programs; and (ii) car rental and other benefits on a basis no less favorable than as provided to any other former executive of the Company; it being understood that such car rental benefits shall be principally for personal use and booked through the Company’s Chairman’s Club.
(c)    The Executive shall be entitled to the benefits provided in Section IV(d) of the Employment Agreement, provided, however, that (x) the Company shall have no obligation to provide life insurance, and (y) the Executive shall remain eligible to continue to participate in any excess liability umbrella insurance policy offered or provided to executives of the Company until the end of the plan year in which the Executive reaches age seventy-five, subject to the Executive continuing to pay the applicable employee portion of any premiums, co-payments, deductibles and similar costs.
4.Consulting. The Company shall retain the Executive pursuant to the terms of this Agreement, and the Executive shall provide counsel and advice to the Company’s Chief Executive Officer as may be reasonably requested from time to time, for a one-year term commencing on the Separation Date and ending on May 23, 2019. Notwithstanding the foregoing, the Executive or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) prior to May 23, 2019 by providing the other party with at least thirty (30) days’ advance written notice of such termination. The period of time between the Separation Date and the termination of the Executive’s service relationship with the Company hereunder shall be referred to herein as the “Consulting Period.” The parties hereby acknowledge that the Executive’s employment relationship with the Company shall terminate for all purposes on the Separation Date. The parties hereto reasonably anticipate that the level of bona fide services that the Executive is to perform during the Consulting Period will not exceed more than 20% of the average level of bona fide services that the Executive performed for the Company and its subsidiaries over the immediately preceding 36-month period.

5.Consultant Compensation. During the Consulting Period, the Company shall pay the Executive a monthly retainer based on a rate of $200,000 per annum, payable in cash on a monthly basis on the last business day of each month during the Consulting Period commencing with May 30, 2018 (the “Consulting Fee”). In addition, during the Consulting Period, the Company shall upon presentation of appropriate documentation, reimburse the Executive, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses approved in advance by the Company in its discretion.

6.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

7.Entire Agreement. The Executive understands that this Agreement, all relevant plans referred to herein and the sections of the Employment Agreement that survive termination (including, without limitation, Section VIII thereof) constitute the complete understanding between the Company and the Executive. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive.

8.Tax Matters; Authorized or Required Deductions. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions.

9.Independent Contractor Status. The Executive acknowledges and agrees that during the Consulting Period the Executive’s status at all times shall be that of an independent contractor. The parties hereby acknowledge and agree that all Consulting Fees paid pursuant to Section 5 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Executive’s sole and complete responsibility and that the Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Executive also agrees that during the Consulting Period, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company except as expressly provided herein.

10.Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the date set forth below.

AVIS BUDGET GROUP, INC. By: /s/ Edward P. Linnen Name: Edward P. Linnen Title: Chief Human Resources Officer	Dated: May 23, 2018
EXECUTIVE /s/ Ronald L. Nelson Print Name: Ronald L. Nelson	Dated: May 23, 2018

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